Filed Pursuant to Rule 433

Dated March 10, 2015

Registration Statement No. 333-184791

Supplementing the Preliminary Prospectus

Supplement dated March 10, 2015

(To Prospectus dated November 6, 2012)

Zimmer Holdings, Inc.

Pricing Term Sheet

$500,000,000 1.450% Notes due 2017

$1,150,000,000 2.000% Notes due 2018

$1,500,000,000 2.700% Notes due 2020

$750,000,000 3.150% Notes due 2022

$2,000,000,000 3.550% Notes due 2025

$500,000,000 4.250% Notes due 2035

$1,250,000,000 4.450% Notes due 2045

March 10, 2015

Issuer:	Zimmer Holdings, Inc.

Current Ratings*:	Baa1 (Negative Watch) / A- (Negative Watch)

Expected Ratings*:	Baa3 (Stable) / BBB (Stable)

Format:	SEC Registered

Size:	2017 Notes: $500,000,000 2018 Notes: $1,150,000,000 2020 Notes: $1,500,000,000 2022 Notes: $750,000,000 2025 Notes: $2,000,000,000 2035 Notes: $500,000,000 2045 Notes: $1,250,000,000

Maturity:	2017 Notes: April 1, 2017 2018 Notes: April 1, 2018 2020 Notes: April 1, 2020 2022 Notes: April 1, 2022 2025 Notes: April 1, 2025 2035 Notes: August 15, 2035 2045 Notes: August 15, 2045

Coupon:	2017 Notes: 1.450% 2018 Notes: 2.000% 2020 Notes: 2.700% 2022 Notes: 3.150% 2025 Notes: 3.550% 2035 Notes: 4.250% 2045 Notes: 4.450%

Yield to Maturity:	2017 Notes: 1.480% 2018 Notes: 2.023% 2020 Notes: 2.711% 2022 Notes: 3.190% 2025 Notes: 3.578% 2035 Notes: 4.299% 2045 Notes: 4.499%

Spread to Benchmark Treasury:

2017 Notes: T+80 basis points

2018 Notes: T+95 basis points

2020 Notes: T+110 basis points

2022 Notes: T+125 basis points

2025 Notes: T+145 basis points

2035 Notes: T+160 basis points

2045 Notes: T+180 basis points

Benchmark Treasury:

2017 Notes: UST 0.500% due February 28, 2017

2018 Notes: UST 1.000% due February 15, 2018

2020 Notes: UST 1.375% due February 29, 2020

2022 Notes: UST 1.750% due February 28, 2022

2025 Notes: UST 2.000% due February 15, 2025

2035 Notes: UST 3.000% due November 15, 2044

2045 Notes: UST 3.000% due November 15, 2044

Benchmark Treasury Price; Yield:	2017 Notes: 99-20 3⁄4 ; 0.680% 2018 Notes: 99-25 1⁄4 ; 1.073% 2020 Notes: 98-28; 1.611% 2022 Notes: 98-24+; 1.940% 2025 Notes: 98-27+; 2.128% 2035 Notes: 106-04; 2.699% 2045 Notes: 106-04; 2.699%

Interest Payment Dates:

2017 Notes, 2018 Notes, 2020 Notes, 2022 Notes and 2025 Notes: Semi-annually on April 1 and October 1, commencing on October 1, 2015

2035 Notes and 2045 Notes: Semi-annually on February 15 and August 15, commencing on August 15, 2015

Redemption Provision:

2017 Notes: In whole or in part, at any time prior to the maturity date, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 12.5 basis points.

2018 Notes: In whole or in part, at any time prior to the maturity date, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 15 basis points.

2020 Notes: In whole or in part, at any time prior to March 1, 2020, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points. On or after March 1, 2020 (the date that is one month prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2022 Notes: In whole or in part, at any time prior to February 1, 2022, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points. On or after February 1, 2022 (the date that is two months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2025 Notes: In whole or in part, at any time prior to January 1, 2025, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 25 basis points. On or after January 1, 2025 (the date that is three months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2035 Notes: In whole or in part, at any time prior to February 15, 2035, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 25 basis points. On or after February 15, 2035 (the date that is six months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2045 Notes: In whole or in part, at any time prior to February 15, 2045, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 30 basis points. On or after February 15, 2045 (the date that is six months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

Special Mandatory Redemption:	In the event that the LVB merger (as defined in the prospectus supplement) has not been consummated on or prior to April 24, 2015 plus any extension period permitted under the merger agreement (the “Outside Date”) or if, prior to such date, the merger agreement is terminated, then the Issuer must redeem all of the notes on the special redemption date at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special redemption date (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date). The “special redemption date” means the earlier to occur of (1) the Outside Date plus five business days and (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason.

Repurchase at the Option of Holders upon Change of Control Repurchase Event:	If a “Change of Control Repurchase Event” (as defined in the prospectus supplement) occurs, the Issuer will be required to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Price to Public:	2017 Notes: 99.940% 2018 Notes: 99.932% 2020 Notes: 99.948% 2022 Notes: 99.749% 2025 Notes: 99.765% 2035 Notes: 99.342% 2045 Notes: 99.196%

Trade Date:	March 10, 2015

Settlement Date:	March 19, 2015 (T+7)

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	2017 Notes: 98956P AJ1 2018 Notes: 98956P AE2 2020 Notes: 98956P AK8 2022 Notes: 98956P AL6 2025 Notes: 98956P AF9 2035 Notes: 98956P AG7 2045 Notes: 98956P AH5

ISIN:	2017 Notes: US98956PAJ12 2018 Notes: US98956PAE25 2020 Notes: US98956PAK84 2022 Notes: US98956PAL67 2025 Notes: US98956PAF99 2035 Notes: US98956PAG72 2045 Notes: US98956PAH55

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities (USA), Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

DNB Markets, Inc.

Banca IMI S.p.A.

PNC Capital Markets LLC

Santander Investment Securities Inc.

Loop Capital Markets LLC

UniCredit Capital Markets LLC

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Zimmer Holdings, Inc. on March 10, 2015 relating to its prospectus dated November 6, 2012, Registration Statement No. 333-184791.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting Citigroup Global Markets Inc. at 1-800-831-9146; Credit Suisse Securities (USA) LLC at 1-800-221-1037; J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.